John Griffin:

Good afternoon. Thank you for joining us for the Varsity Group conference call. Today we will be hearing from Eric Kuhn, Chief Executive Officer and President of Varsity Group and Jack Benson, Chief Financial Officer.

At this time, all participants are in listen-only mode. Later we will open the call to a brief question and answer session. As a reminder, this conference is being recorded and archived.

We expect this call to run approximately 30 minutes.

Last week the Company issued a press release reporting its financial results for the first quarter of 2005 and scheduling today's conference call to discuss those results as well as insights from the substantial completion of its eduPartners sales efforts for the back-to-school 2005 selling season. This morning, the Company issued a press release announcing its agreement to acquire Campus Outfitters LLC, a leading retailer of school uniforms to the private school marketplace. If you have not received these releases, please check the investors section of Varsity Group's website located at http://www.varsity-group.com

Before we begin, I would like to remind you that certain statements in today's presentation and the earnings press release contain various remarks about the future expectations, plans and prospects of Varsity Group that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. The forward-looking statements on today's call are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Varsity Group does not presently intend to update these statements prior to its next quarterly earnings release and undertakes no duty to make any such update. The actual results of Varsity Group may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Risk Factors section of the Company's recent annual report on Form 10-K, which is on file with the Securities and Exchange Commission.

Now I would like to turn the call over to Eric Kuhn, President and Chief Executive Officer of Varsity Group.

ERIC

Thank you John and thank you for joining us this afternoon. I'm Eric Kuhn, CEO and President of Varsity Group.

At the outset, I'd like to provide you with an outline of the structure of this call.

First, I will begin the call by providing the context for our performance for the first quarter of 2005. Then I will turn the call over to Jack so he can review the financial results for the period.

Second, I will discuss the acquisition of Campus Outfitters that we completed this afternoon.

Third, I will talk about how 2005 and beyond is shaping up for the Company.

Following our formal remarks, we will be available for questions that you might have.

Before I begin, I wanted to thank all of our employees for their hard work and dedication. We have made tremendous strides as a business over the past few years. In fact, since the time we last held an investor conference call in 2000, we have transformed our business from a money-losing model to a fast growing and profitable company that recently became one of the few dot-com era companies to be re-listed on the NASDAQ National Market. With today's conference call, we will also be providing guidance regarding expected revenues for fiscal year 2005 that represent a doubling of our business since fiscal 2003.

1. Q1 results

For those of you who are familiar with our business, you are aware that much of our focus during the first part of the calendar year is on expanding our network of school relationships, improving the quality and breadth of our program, and identifying opportunities to improve the financial aspects of our business.

I am pleased to say that this year we have made significant strides on all of these fronts:

We conducted more in-person sales meetings with schools this year than ever before.

We installed a dedicated sales team focused exclusively on the large and growing higher educational market.

We laid the foundation for the continued expansion of our used book program.

And we have continued to improve the operational efficiency and scalability of our business model through our ongoing technology efforts.

In a few minutes, I will return to talk about the significance of these accomplishments and why we are optimistic about our future prospects.

First, I would like to turn the call over the Jack to discuss the financial highlights from Q1 of 2005.

JACK'S FINANCIAL DISCUSSION

Thank you Eric. As Eric mentioned previously, due to the seasonal nature of our business the first quarter has typically not been a significant quarter for our company in terms of revenue generation. However, the investments we make during this period to support our sales efforts, improve our technology systems and infrastructure, expand our used book inventory and streamline our account management and textbook operations are critical to ensuring a smooth and profitable back-to-school selling season.

That being said, we were very pleased with our first quarter results. As we reported last week, total revenues for the first quarter were $2.3 million, up 28% from the $1.8 million reported in Q1 2004. This growth was driven largely by the year-over-year growth and school mix of our eduPartners program. Because of the current concentration of private high schools in our eduPartners program, our Q1 revenue base is comprised largely of relationships that were in place for the previous Q3 back-to-school selling season.

Net loss for the quarter was $502,000, or $0.03 per basic and diluted share, compared to a net loss of $351,000, or $0.02 per basic and diluted share, in the first quarter of 2004. This increased loss was driven largely by our continuing investment in the expansion, development and support of our eduPartners program and overhead costs associated with our efforts to meet the numerous reporting and control requirements imposed by the Sarbanes Oxley Act.

Excluding the acquisition of Campus Outfitters which we completed today, we are a company of approximately 40 employees. Q1 costs reflected year-over-year staffing increases in several areas:

Account management increases to support our expanded roster of school relationships.

The assembly of dedicated sales team focused on the higher education market.

Operations, technology and finance additions to improve the expanded scope of our program, quality of our systems and ensure compliance with Sarbanes Oxley 404.

We believe these additions have positioned us for an excellent back-to-school execution season and established a strong a foundation for the continued growth and expansion of our business.

During Q1 we continued the expansion of our used book program. The early acquisition of used book inventory during Q1 was offset by sales of new book inventory and returns of new book inventory to publishers during the period, resulting in a slight decline to the $2.3 million of inventory held as of March 31, 2005 compared to $2.4 million held at the end of last year.

We began sourcing used book inventory for the back-to-school selling season earlier than ever through the wholesale marketplace. We acquired over $250,000 in cost of used books during Q1 and have accelerated our buying via the wholesale channel since. The number of schools participating in our on-campus buyback program has increased by 50% this year and we are in the midst of executing those buybacks nationwide as we speak.

We continue to carry a very clean balance sheet with a strong cash position and no debt. As of March 31, 2005, we had $856,000 in cash and $17,000,000 in investments in high quality, interest-bearing securities. We believe the strength of our balance sheet has positioned us well to support to continued growth of our business, expand our used book program and affords us the financial and operational flexibility to move quickly when we identify attractive investment opportunities that are accretive to our core business.

That completes our brief review of our first quarter results. Eric will now discuss the exciting addition of Campus Outfitters LLC to our company and his observations on 2005 and beyond for Varsity Group.

2. Campus Outfitters LLC

Thank you Jack.

As many of you know the end of May marks the transition from our focus on expanding our roster of school relationships to the actual execution on those relationships during our seasonally important third quarter back-to-school selling season. While our outreach to potential new schools never stops, especially with our emerging focus on higher education, delivering outstanding execution and service to our customers during this period is critical.

This year, in addition to these back-to-school initiatives, we are thrilled to announce the acquisition of Campus Outfitters, one of the fastest growing school uniform companies targeting the private school market.

Campus Outfitters was founded in 1997 and has a history of delivering top quality service and excellent account management to a growing base of private schools. They serve the uniform market through 9 retail stores and direct fulfillment. The retail stores are small units, averaging approximately 4,000 square feet each. In addition, Campus Outfitters had begun to offer textbooks to a limited number of their school accounts for the fall back to school season.

Similar to our approach, Campus Outfitters strikes exclusive arrangements with private schools to sell a required product to the parents and students.

We believe that this acquisition represents an exciting move for Varsity for several reasons:

We expect the transaction to be accretive to earnings for the full year 2006.

Uniform gross margins are attractive, typically approaching 50%.

Campus Outfitters has demonstrated a track-record of cultivating strong relationships with schools and retaining the overwhelming majority of their school relationships year-over-year.

Their sales outreach typically targets the same customer and decision maker we have historically solicited to win their textbook business.

It represents an exciting opportunity for us to further leverage our current school customer base and significantly expand the number of school relationships we control across the private school marketplace.

We are adding the talent, energy and enthusiasm of another entrepreneurial and fast growing company with an aggressive sales organization.

The school uniform market is large and attractive with consumers spending over $1 billion annually.

With the momentum Campus Outfitters has established building their presence in the uniform marketplace and Varsity's financial and operational resources and established network of school relationships, we believe we are extremely well positioned to take advantage of this opportunity.

3. 2005

I would now like to discuss how 2005 and beyond is shaping up for Varsity Group. I am pleased the say that once again, we are headed for another record-setting year.

We project that we will generate combined revenues of over $50 million based on the continued growth of our core book business and the Campus Outfitters acquisition. As I stated at the outset of this call, this represents a doubling of our business since fiscal 2003 and an increase of over 30% from the $37.7 million of revenue we reported in fiscal 2004.

we project textbook revenue for FY2005 will be $45-46M

we project uniform revenue will be $6-7 million

we further project that the annual revenue run-rate for our combined business is between $52-54 million, representing an increase of over 38% from reported fiscal 2004 revenues.

Embedded in these projections are the results of our most recent retention efforts in which we retained approximately 90% of our 2004 eduPartners revenue.

While the movement of private high schools to an online bookstore solution did not accelerate this year, we believe that once again, in an increasingly competitive market, we captured the majority of prep schools that moved online this year.

With our focused sales efforts targeting higher education we have built a significant pipeline of prospects we expect to begin converting in the second half of 2005 and 2006. While the decision making process in this market can be a bit longer than what we typically experience in the prep marketplace, we are excited about the overall size of this opportunity, the presence of many accounts with revenue potential in excess of $1 million annually and our ability to successfully sell into market opportunity.

Perhaps most important, overall, we remain convinced that the trend of schools moving to outsource their textbook operations remains highly favorable over the next years.

In summary, we look to the future with a lot of optimism for several reasons:

The prep market continues to move online and by our estimates is only approximately 20% penetrated today.

We have a stronger pipeline targeting the prep market than ever before.

We have built a substantial pipeline in the higher educational market and have engaged in substantive discussions with several very large account opportunities.

Continued expansion of our used book offering in 2006 should move us closer to a more "mature" new/used product mix and have a positive impact on earnings.

The Campus Outfitters acquisition provides additional exciting opportunities for 2006 and beyond:

Uniforms represent a higher margin product that is typically a required student purchase.

They have built their business on a relationship based model with historically high customer retention rates.

This combination presents a real opportunity to cross-market our textbook and uniform solution to a larger combined customer base across the private school marketplace.

We will continue to consider opportunities we identify that we believe will allow us to profitably accelerate the growth of our core businesses, expand our universe of school relationships within the markets we compete or enhance the depth or quality of the relationships we currently control.

Now, we would like to turn the call over for your questions.

Please refer to the investor's section at http://www.varsity-group.com to listen to the archive of the call and the question and answer session.